Exhibit 99.4

FOR IMMEDIATE RELEASE         Contact:
Brad Shepherd, Director, Investor Relations
(617) 796-8234

Senior Housing Properties Trust Amends $1 Billion Credit Facility and
$200 Million Unsecured Term Loan
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Newton, MA (August 1, 2017): Senior Housing Properties Trust (Nasdaq: SNH) today announced that it has amended its existing $1 billion unsecured revolving credit facility and simultaneously amended its $200 million unsecured term loan that matures in 2022.
Prior to the amendment, SNH’s credit facility had a maturity date of January 15, 2018 and required interest on drawings at LIBOR plus 130 basis points, subject to adjustments based on changes to SNH’s credit ratings. The maturity date of the amended credit facility is extended to January 15, 2022 and interest on drawings is reduced to LIBOR plus 120 basis points, subject to adjustments based on changes to SNH’s credit ratings. In addition, the facility fee was reduced from 30 basis points to 25 basis points per annum on the total amount of lending commitments.
The amended credit facility includes a borrower’s option to further extend the facility for an additional one year to January 15, 2023 in return for payment of a fee and provided certain conditions are met. The amended credit facility also includes a feature under which maximum borrowings may be increased to up to $2.0 billion in certain circumstances. The previous credit facility’s maximum borrowing availability was $1.5 billion.
Prior to the amendment, SNH’s $200 million unsecured term loan that matures in 2022 required interest at LIBOR plus 180 basis points, subject to adjustments based on changes to SNH’s credit ratings. The interest rate of the amended $200 million unsecured term loan is reduced to LIBOR plus 135 basis points, subject to adjustments based on changes to SNH’s credit ratings.
Wells Fargo Securities, LLC, Citigroup Global Markets Inc., PNC Capital Markets LLC and RBC Capital Markets LLC, acted as Joint Lead Arrangers for the amended credit facility. Banks participating in the amended credit facility are as follows:

Name of Institution	Facility Title
Wells Fargo Bank, N.A.	Administrative Agent
Citibank, N.A.	Co-Syndication Agent
Royal Bank of Canada	Co-Syndication Agent
Bank of America, N.A.	Co-Documentation Agent
PNC Bank, N.A.	Co-Documentation Agent
Regions Bank	Co-Documentation Agent
BBVA Compass Bank	Lender
Mizuho Bank, Ltd.	Lender
Sumitomo Mitsui Banking Corp	Lender
BMO Harris Bank, N.A.	Lender
Morgan Stanley Bank, N.A.	Lender
UBS Loan Finance LLC	Lender
Associated Bank, N.A.	Lender
First Hawaiian Bank	Lender
First Tennessee Bank, N.A.	Lender
Bank of Taiwan, Los Angeles Branch	Lender
First Commercial Bank, New York Branch	Lender
Land Bank of Taiwan, Los Angeles Branch	Lender
Taiwan Cooperative Bank Ltd. Seattle	Lender
Mega International Commercial Bank Co.	Lender
Chinatrust Commercial Bank New York Branch	Lender

Wells Fargo Securities, LLC, and PNC Capital Markets LLC, acted as Joint Lead Arrangers for the amended $200 million unsecured term loan. Banks participating in the amended $200 million unsecured term loan are as follows:

Name of Institution	Term Loan Title
Wells Fargo Bank, N.A.	Administrative Agent
PNC Bank, N.A.	Syndication Agent
Mizuho Bank, Ltd.	Documentation Agent
Taiwan Cooperative Bank Ltd. Seattle	Lender
First Commercial Bank, New York Branch	Lender
Citibank, N.A.	Lender
Royal Bank of Canada	Lender
First Tennessee Bank, N.A.	Lender

Senior Housing Properties Trust is a real estate investment trust, or REIT, which owns senior living communities, medical office buildings and wellness centers throughout the United States. SNH is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER SNH USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, "WILL", “MAY” AND NEGATIVES OR DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, SNH IS MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SNH’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SNH’S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

•
CONTINUED AVAILABILITY OF BORROWINGS UNDER THE REVOLVING CREDIT FACILITY IS SUBJECT TO SNH’S SATISFYING CERTAIN FINANCIAL COVENANTS AND OTHER CREDIT FACILITY CONDITIONS THAT SNH MAY BE UNABLE TO SATISFY.

•	ACTUAL COSTS UNDER THE REVOLVING CREDIT FACILITY AND $200 MILLION TERM LOAN FACILITY WILL BE HIGHER THAN LIBOR PLUS A PREMIUM BECAUSE OF FEES AND EXPENSES ASSOCIATED WITH SUCH FACILITIES.

•	SNH HAS THE OPTION TO EXTEND THE MATURITY DATE OF THE REVOLVING CREDIT FACILITY UPON PAYMENT OF A FEE AND MEETING OTHER CONDITIONS; HOWEVER, THE APPLICABLE CONDITIONS MAY NOT BE MET.

•
THE PREMIUMS USED TO DETERMINE THE INTEREST RATE PAYABLE ON THE REVOLVING CREDIT FACILITY AND $200 MILLION TERM LOAN FACILITY AND THE FACILITY FEE PAYABLE ON THE REVOLVING CREDIT FACILITY ARE BASED ON SNH’S CREDIT RATINGS. FUTURE CHANGES IN SNH’S CREDIT RATINGS MAY CAUSE THE INTEREST AND FEES SNH PAYS TO INCREASE.

•	THIS PRESS RELEASE STATES THAT THE MAXIMUM BORROWING AVAILABILITY UNDER THE REVOLVING CREDIT FACILITY MAY BE INCREASED TO UP TO $2.0 BILLION

IN CERTAIN CIRCUMSTANCES; HOWEVER, INCREASING THE MAXIMUM BORROWING AVAILABILITY UNDER THE REVOLVING CREDIT FACILITY IS SUBJECT TO SNH’S OBTAINING ADDITIONAL COMMITMENTS FROM LENDERS, WHICH MAY NOT OCCUR.
THE INFORMATION CONTAINED IN SNH’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER THE CAPTION “RISK FACTORS” IN SNH’S PERIODIC REPORTS, OR INCORPORATED BY REFERENCE THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE SNH’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN OR IMPLIED BY SNH’S FORWARD LOOKING STATEMENTS. SNH’S FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.
YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.
EXCEPT AS REQUIRED BY LAW, SNH DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.
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